UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2016

Egalet Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-36295	46-3575334
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Lee Road, Suite 100

Wayne, Pennsylvania 19087

(610) 833-4200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)         On December 2, 2016, the Board of Directors (the “Board”) of Egalet Corporation (the “Company”) appointed Robert P. Roche, Jr. as a director of the Company. The Board has not yet made a determination regarding the committees on which Mr. Roche will serve.

Mr. Roche is the founding member of Robert Roche Associates LLC, a consulting firm providing guidance to the pharmaceutical and healthcare industries. He founded this firm upon his retirement from Cephalon, Inc. in February 2010.  Mr. Roche joined Cephalon, Inc. in January 1995 as the Vice President of Sales and Marketing and was named Executive Vice President, Worldwide Pharmaceutical Operations of Cephalon, Inc. in 2005. Before joining Cephalon, Inc., Mr. Roche held various positions at SmithKline Beecham Pharmaceuticals from 1982 to 1994, including as Director and Vice President, Worldwide Strategic Product Development for SmithKline Beecham’s central nervous system and gastrointestinal products.  Mr. Roche also serves on the board of directors of Aratana Therapeutics, Inc. (NASDAQ: PETX), Antares Pharma, Inc. (NASDAQ: ATRS), Paragon Bioservices, Inc. and Bryn Mawr Hospital.

Upon his appointment to the Board, Mr. Roche became entitled to receive an annual cash retainer in the amount of $40,000, pursuant to non-employee director compensation resolutions approved by the Compensation Committee of the Board on November 20, 2015. In addition, under those compensation resolutions and pursuant to the Company’s Amended and Restated 2013 Stock-Based Incentive Compensation Plan, Mr. Roche was granted options to purchase $133,000 in value based on the Black-Scholes value of the Company’s common stock, par value $.001 per share, effective on January 3, 2017, which is the first trading day of the month after the commencement of his service as a director.

Additional information regarding Mr. Roche’s appointment as a director is contained in the press release attached hereto as Exhibit 99.1.

Item 9.01 - Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
99.1	Press Release, dated December 8, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2016	Egalet Corporation

	By:	/s/ Stan Musial
Name: Stan Musial
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated December 8, 2016.